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As filed with Securities and Exchange Commission on June 4, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPIRIT AEROSYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-2436320 (I.R.S. Employer Identification No.)

3801 South Oliver
Wichita, Kansas 67210
(316) 526-9000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jon D. Lammers, Esq.
Senior Vice President, General Counsel & Secretary
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
(316) 526-9000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Joel I. Greenberg, Esq.
Mark S. Kingsley, Esq.
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
(212) 836-8000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A common stock, par value $.01 per share	(1)	(1)	(1)	(1)

(1)
An indeterminate amount of common stock at indeterminate prices is being registered pursuant to this registration statement, to be offered for sale by selling stockholders to be named in a prospectus supplement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) of the Securities Act of 1933, as amended, and is omitting this information in reliance on Rule 456(b) and Rule 457(r). Any registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 456(b).

Prospectus

Spirit AeroSystems Holdings, Inc.

Class A Common Stock

        Certain selling stockholders may offer and sell shares of our class A common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time any class A common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will describe the specific terms of the offering, including, where required, the names of the selling stockholders, the number of shares of our class A common stock to be sold by such selling stockholders and the specific manner in which these shares will be offered. The prospectus supplement may also supplement, update or amend information contained in this prospectus.

        We will not receive any proceeds from the sale of the shares of class A common stock by the selling stockholders.

        You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference, before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

        The class A common stock is listed for trading on the New York Stock Exchange under the symbol "SPR."

        Investing in our securities involves risks. You should carefully consider the information referred to under the heading "Risk Factors" beginning on page 1.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 4, 2014

        As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important information about Spirit AeroSystems Holdings, Inc. that is contained in documents we file with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at http://www.sec.gov, as well as other sources. See "Where You Can Find More Information."

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of such documents.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. By using a shelf registration statement, certain selling stockholders may, at any time and from time to time, in one or more offerings, sell their shares of our class A common stock described in this prospectus (including by selling their shares of our class B common stock which convert to shares of our class A common stock upon sale).

        Each time the selling stockholders sell class A common stock under this shelf registration, we will provide you with a prospectus supplement that will describe the terms of the offering. The prospectus supplement may also supplement, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement together with additional information described under the headings "Incorporation of Certain Information by Reference" and "Where You Can Find More Information" before investing. The shelf registration statement, including the exhibits thereto, can be read at the SEC's website or at the SEC's Public Reference Room as described under "Where You Can Find More Information."

        The selling stockholders may sell class A common stock to or through underwriters or broker-dealers, and also may sell class A common stock directly to other purchasers or through agents. The names of any underwriters, broker-dealers or agents employed in the sale of the class A common stock covered by this prospectus, the number of shares to be purchased by such underwriters, broker-dealers or agents, and the compensation, if any, of such underwriters, broker-dealers or agents will be set forth in an accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes certain "forward-looking statements" that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "should," "will," and other similar words or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

        Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

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  our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs;

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  our ability to perform our obligations and manage costs related to our new and maturing commercial, business aircraft and military development programs and the related recurring production;

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  margin pressures and the potential for additional forward losses on new and maturing programs;

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  our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft;

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  the effect on business and commercial aircraft demand and build rates of the following factors: changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market, expanding conflicts or political unrest in the Middle East or Asia and the impact of continuing instability in global financial and credit markets;

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  customer cancellations or deferrals as a result of global economic uncertainty;

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  the success and timely execution of key milestones such as certification and first delivery of Airbus' A350 XWB aircraft program, receipt of necessary regulatory approvals and customer adherence to their announced schedules;

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  our ability to successfully negotiate future pricing under our supply agreements with Boeing;

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  our ability to enter into profitable supply arrangements with additional customers;

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  the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers;

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  any adverse impact on Boeing's and Airbus' production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism;

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  any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks;

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  returns on pension plan assets and the impact of future discount rate changes on pension obligations;

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  our ability to borrow additional funds or refinance debt;

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  our ability to sell all or any portion of our Oklahoma sites on terms acceptable to us;

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  competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers;

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  the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad;

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  any reduction in our credit ratings;

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  the cost and availability of raw materials and purchased components;

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  our ability to recruit and retain highly-skilled employees and our relationships with the unions representing many of our employees;

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  spending by the U.S. and other governments on defense;

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  the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness;

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  our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially;

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  the effectiveness of any interest rate hedging programs;

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  the effectiveness of our internal control over financial reporting;

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  the outcome or impact of ongoing or future litigation, claims and regulatory actions; and

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  our exposure to potential product liability and warranty claims.

        These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the section captioned "Risk Factors" in this prospectus, the section captioned "Risk Factors" in our most recent Annual Report on Form 10-K, and our updates to those Risk Factors in our most recent Quarterly Report on Form 10-Q and in the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for a more complete discussion of these and other factors that may affect our business. In light of such risks and uncertainties, we caution you not to rely on these forward-looking statements in deciding whether to invest in our class A common stock.

PROSPECTUS SUMMARY

Our Company

        This summary highlights some of the information incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus and the applicable prospectus supplement, if any, including the documents incorporated by reference, which are described under "Incorporation by Reference of Certain Documents" and "Where You Can Find More Information." You should also carefully consider, among other things, the matters discussed in the section entitled "Risk Factors."

        In this prospectus, unless the context indicates otherwise, the terms the "Company," "Spirit Holdings," "we," "us" and "our" refer to Spirit AeroSystems Holdings, Inc. and all entities owned or controlled by Spirit AeroSystems Holdings, Inc., including Spirit AeroSystems, Inc.

Our Business

        We are one of the largest independent non-OEM (original equipment manufacturer) aircraft parts designers and manufacturers of commercial aerostructures in the world, based on annual revenues, as well as the largest independent supplier of aerostructures to Boeing. In addition, we are one of the largest independent suppliers of aerostructures to Airbus. Boeing and Airbus are the two largest aircraft OEMs in the world. Aerostructures are structural components such as fuselages, propulsion systems and wing systems for commercial and military aircraft.

Our Principal Offices and Websites

        Spirit Holdings was incorporated in the state of Delaware on February 7, 2005. Our principal offices are located at 3801 South Oliver, Wichita, Kansas 67210 and our telephone number at that address is (316) 526-9000. Our website address is www.spiritaero.com. Information contained on this website is not part of this prospectus and is not incorporated in this prospectus by reference.

 RISK FACTORS

        Before making an investment decision, you should consider carefully the risks described below and under "Risk Factors" in the applicable prospectus supplement, if any, and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our most recent Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our class A common stock could decline due to any of these risks, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

  Risk Factors Related to Our Business and Industry

Our commercial business is cyclical and sensitive to commercial airlines' profitability. The business of commercial airlines is, in turn, affected by global economic conditions and geo-political considerations.

        We compete in the aerostructures segment of the aerospace industry. Our customers' business, and therefore our own, is directly affected by the financial condition of commercial airlines and other economic factors, including global economic conditions and geo-political considerations that affect the demand for air transportation. Specifically, our commercial business is dependent on the demand from passenger airlines and cargo carriers for the production of new aircraft. Accordingly, demand for our commercial products is tied to the worldwide airline industry's ability to finance the purchase of new aircraft and the industry's forecasted demand for seats, flights, routes and cargo capacity. Similarly, the size and age of the worldwide commercial aircraft fleet affects the demand for new aircraft and, consequently, for our products. Such factors, in conjunction with evolving economic conditions, cause the market in which we operate to be cyclical to varying degrees, thereby affecting our business and operating results.

        The commercial airline industry is impacted by the strength of the global economy and the geopolitical events around the world. Possible exogenous shocks such as expanding conflicts or political unrest in the Middle East or Asia, renewed terrorist attacks against the industry, or pandemic health crises have the potential to cause precipitous declines in air traffic. Any protracted economic slump, adverse credit market conditions, future terrorist attacks, war or health concerns could cause airlines to cancel or delay the purchase of additional new aircraft which could result in a deterioration of commercial airplane backlogs. If demand for new aircraft decreases, there would likely be a decrease in demand for our commercial aircraft products, and our business, financial condition and results of operations could be materially adversely affected.

         Our business jet programs are sensitive to consumer preferences in the business jet market.

        Our business jet program success is tied to demand for products from the manufacturers with whom we contract. The business jet market is impacted by consumer preference for different business jet models. If demand for new aircraft from our customers decreases, there would likely be a corresponding decrease in demand for our business jet products, and our business, financial condition and results of operations could be materially adversely affected.

         Our business could be materially adversely affected if one of our components causes an aircraft accident.

        Our operations expose us to potential liabilities for personal injury or death as a result of the failure of an aircraft component that has been designed, manufactured or serviced by us or our suppliers. While we believe that our liability insurance coverage is sufficient to protect us in the event of future product liability claims, it may not be adequate. Also, we may not be able to maintain insurance coverage in the future at an acceptable cost. Any such liability not covered by insurance or for which third-party indemnification is not available could require us to dedicate a substantial portion of our cash flows to make payments on such liability, which could have a material adverse effect on our business, financial condition and results of operations.

        An accident caused by one of our components could also damage our reputation for quality products. We believe our customers consider safety and reliability as key criteria in selecting a provider of aerostructures. If an accident were to be caused by one of our components, or if we were to otherwise fail to maintain a satisfactory record of safety and reliability, our ability to retain and attract customers could be materially adversely affected.

         Our business could be materially adversely affected by product warranty obligations.

        Our operations expose us to potential liability for warranty claims made by customers or third parties with respect to aircraft components that have been designed, manufactured, or serviced by us or our suppliers. Material product warranty obligations could have a material adverse effect on our business, financial condition and results of operations.

         Because we depend on Boeing and, to a lesser extent, Airbus, as our largest customers, our sales, cash flows from operations and results of operations will be negatively affected if either Boeing or Airbus reduces the number of products it purchases from us or if either experiences business difficulties.

        Currently, Boeing is our largest customer and Airbus is our second-largest customer. For the twelve months ended December 31, 2013, approximately 84% and 10% of our net revenues were generated from sales to Boeing and Airbus, respectively. Although our strategy, in part, is to diversify our customer base by entering into supply arrangements with additional customers, we cannot give any assurance that we will be successful in doing so. Even if we are successful in obtaining and retaining new customers, we expect that Boeing and, to a lesser extent, Airbus, will continue to account for a substantial portion of our sales for the foreseeable future. Although we are a party to various supply contracts with Boeing and Airbus which obligate Boeing and Airbus to purchase all of their requirements for certain products from us, those agreements generally do not require specific minimum purchase volumes. In addition, if we breach certain obligations under these supply agreements and Boeing or Airbus exercises its right to terminate such agreements, our business will be materially adversely affected. Boeing and Airbus have the contractual right to cancel their supply agreements with us for convenience, which could include the termination of one or more aircraft models or programs for which we supply products. Although Boeing and Airbus would be required to reimburse us for certain expenses, there can be no assurance these payments would adequately cover our expenses or lost profits resulting from the termination. In addition, we have agreed to a limitation on recoverable damages if Boeing wrongfully terminates our main supply agreement with respect to any model or program. If this occurs, we may not be able to recover the full amount of our actual damages. Furthermore, if Boeing or Airbus (1) experiences a decrease in requirements for the products which we supply to it; (2) experiences a major disruption in its business, such as a strike, work stoppage or slowdown, a supply-chain problem or a decrease in orders from its customers; or (3) files for bankruptcy protection; our business, financial condition and results of operations could be materially adversely affected.

         Our largest customer, Boeing, operates in a very competitive business environment.

        Boeing operates in a highly competitive industry. Competition from Airbus, Boeing's main competitor, as well as from regional jet makers and other foreign manufacturers of commercial single-aisle aircraft, has intensified as these competitors expand aircraft model offerings and competitively price their products. As a result of this competitive environment, Boeing continues to face pressure on product offerings and sale prices. While we do have supply agreements with Airbus, we currently have substantially more business with Boeing and thus any adverse effect on Boeing's production of aircraft resulting from this competitive environment may have a material adverse effect on our business, financial condition and results of operations.

         Our business depends, in large part, on sales of components for a single aircraft program, the B737.

        For the twelve months ended December 31, 2013, approximately 46% of our net revenues were generated from sales of components to Boeing for the B737 aircraft. While we have entered into long-term supply agreements with Boeing to continue to provide components for the B737 for the life of the aircraft program, including commercial and the military P-8A Poseidon derivatives, Boeing does not have any obligation to purchase components from us for any replacement for the B737 that is not a commercial derivative model. If we were unable to obtain significant aerostructures supply business for any B737 replacement program, our business, financial condition and results of operations could be materially adversely affected.

         Our business depends, in part, on securing work for replacement programs.

        While we have entered into a long-term supply agreement with Boeing to provide components for the B737, B747, B767 and B777 and their commercial derivatives for the life of these aircraft programs, Boeing does not have any obligation to purchase components from us for any subsequent variant of these aircraft that is not a commercial derivative as defined by the supply agreement. Boeing has publicly announced its intention to update the B777 with a next-generation twin-engine aircraft program currently named the Boeing 777X. If the changes to the aircraft are later deemed significant enough to disqualify it as a commercial derivative for the B777 under the supply agreement, or Boeing successfully establishes it is not capable of being FAA certificated by an amendment to an existing Type Certificate through addition of a minor model or by a Supplemental Type Certificate, there is a risk that we may not be engaged by Boeing on the B777X to generally the same extent of Spirit's involvement in the B777, or at all. If we are unable to obtain significant aerostructures supply business for any update or replacement program for the B777 or any other aircraft program for which we provide significant content, our business, financial condition and results of operations could be materially adversely affected.

         We may be required to repay Boeing up to approximately $578.8 million of advance payments related to the B787 supply agreement. The advances must be repaid in the event that Boeing does not take delivery of a sufficient number of ship sets prior to the termination of the aircraft program.

        In December 2010, Spirit and Boeing entered into a memorandum of agreement and a settlement agreement regarding certain claims associated with the development and production of the B787 airplane. As part of these agreements, Spirit received a payment in December 2010, which was recorded as deferred revenue (short-term) within the consolidated balance sheet pending finalization of a contract amendment which would contain the final settlement terms.

        On May 12, 2011, Boeing and Spirit entered into an amendment to their supply agreement for the B787 airplane, which finalized the provisions of the memorandum of agreement. Based on the terms of the amendment, the payment received by Spirit in December 2010 was reclassified from deferred revenue to revenue, and certain advance payments received by Spirit were also reclassified to revenue. The amendment also spread out repayment of a $700.0 million cash advance made by Boeing to Spirit in 2007 to be offset against the purchase price of the first 1,000 B787 shipsets delivered to Boeing, instead of the first 500 shipsets. On April 8, 2014, the parties agreed to suspend advance repayments for a period of twelve months beginning April 1, 2014, which repayments will be made by offset against the purchase price for shipset 1,001 and beyond.

        In the event Boeing does not take delivery of a sufficient number of shipsets to repay the full amount of advances prior to the termination of the B787 program or the B787 supply agreement, any advances not then repaid will be applied against any outstanding payments then due by Boeing to us, and any remaining balance will be repaid in annual installments of $42.0 million on December 15th of each year until the advance payments have been fully recovered by Boeing.

        Accordingly, portions of the advance repayment liability are included as current and long-term liabilities in our consolidated balance sheet. As of April 3, 2014, the amount of advance payments and deferred revenue received by us from Boeing under the B787 supply agreement and not yet repaid or recognized as revenue was approximately $578.8 million.

         We may be required to repay Airbus up to approximately $241.3 million of advance payments. The advances must be repaid in the event that Airbus does not take delivery of a sufficient number of ship sets prior to the date set out in the advance agreement.

        In February 2012, Spirit and Airbus entered into an agreement whereby Spirit received a series of payments totaling $250.0 million, which were recorded as advance payments within our consolidated balance sheet.

        The agreement provides for repayment of the $250.0 million in cash advances made by Airbus to be offset against the purchase price of the first 200 Section 15 A350 XWB ship sets delivered to Airbus prior to December 31, 2017. If in the course of 2015, Airbus, in its reasonable opinion, anticipates 200 units will not be ordered and paid for by the end of 2017, both Airbus and Spirit will agree in the first quarter of 2016 on a revised repayment amount to ensure the entire advance is repaid prior to December 31, 2017. In no circumstance would the repayment amount exceed the recurring price of each ship set.

        Portions of the advance repayment liability are included as current and long-term liabilities in our consolidated balance sheet. As of April 3, 2014, the amount of advance payments received by us from Airbus under the advance agreement and not yet repaid or recognized as revenue was approximately $241.3 million.

         The profitability of certain of our new and maturing programs depends significantly on the assumptions surrounding satisfactory settlement of claims and assertions.

        For certain of our new and maturing programs, we regularly commence work or incorporate customer requested changes prior to negotiating pricing terms for engineering work or the product which has been modified. We typically have the legal right to negotiate pricing for customer directed changes. In those cases, we assert to our customers our contractual rights to obtain the additional revenue or cost reimbursement we expect to receive upon finalizing pricing terms. An expected recovery value of these assertions is incorporated into our contract profitability estimates when applying contract accounting. Our inability to recover these expected values, among other factors, could result in the recognition of a forward loss on these programs and could have a material adverse effect on our results of operations.

        For the G650 program, we currently have $135.1 million of accounts receivable that are related to Gulfstream short-paid invoices for deliveries from 2010 through the end of the third quarter of 2013, the period through which these incomplete payments continued. In August, 2013, we instituted a demand for arbitration against Gulfstream, seeking damages from Gulfstream for the incomplete payments, as well as other damages and relief. Gulfstream counterclaimed against Spirit in the arbitration, seeking liquidated damages for delayed deliveries of wings, as well as other damages and relief. While we believe that the short-paid amount is collectible, if we are unable to collect this amount or if it becomes part of an overall settlement or arbitration award, recognition of additional forward losses on the G650 program could be required and the future cash flows of the Company could be significantly impacted.

         We face risks as we work to successfully execute on new or maturing programs.

        New or maturing programs with new technologies typically carry risks associated with design responsibility, development of new production tools, hiring and training of qualified personnel, increased capital and funding commitments, ability to meet customer specifications, delivery schedules and unique contractual requirements, supplier performance, ability of the customer to meet its contractual obligations to us, and our ability to accurately estimate costs associated with such programs. In addition, any new or maturing aircraft program may not generate sufficient demand or may experience technological problems or significant delays in the regulatory certification or manufacturing and delivery schedule. If we were unable to perform our obligations under new or maturing programs to the customer's satisfaction or manufacture products at our estimated costs, if we were to experience unexpected fluctuations in raw material prices or supplier problems leading to cost overruns, if we were unable to successfully perform under revised design and manufacturing plans or successfully resolve claims and assertions, or if a new or maturing program in which we had made a significant investment was terminated or experienced weak demand, delays or technological problems, our business, financial condition and results of operations could be materially adversely affected. Some of these risks have affected our maturing programs to the extent that we have recorded significant forward losses and maintain certain of our maturing programs at zero or low margins due to our inability to overcome the effects of these risks. We continue to face similar risks as well as the potential for default, quality problems, or inability to meet weight requirements and these could result in continued zero or low margins or additional forward losses, and the risk of having to write-off additional inventory if it were deemed to be unrecoverable over the life of the program. In addition, beginning new work on existing programs also carries risks associated with the transfer of technology, knowledge and tooling.

        In order to perform on new or maturing programs we may be required to construct or acquire new facilities requiring additional up-front investment costs. In the case of significant program delays and/or program cancellations, we could be required to bear certain unrecoverable construction and maintenance costs and incur potential impairment charges for the new facilities. Also, we may need to expend additional resources to determine an alternate revenue-generating use for the facilities. Likewise, significant delays in the construction or acquisition of a plant site could impact production schedules.

         We use estimates in accounting for revenue and cost for our contract blocks. Changes in our estimates could adversely affect our future financial performance.

        The Company recognizes revenue under the contract method of accounting and estimates revenue and cost for contract blocks that span a period of multiple years. The contract method of accounting requires judgment on a number of underlying assumptions to develop our estimates. Due to the significant length of time over which revenue streams are generated, the variability of future period estimated revenue and cost may be adversely affected if circumstances or underlying assumptions change. For additional information on our accounting policies for recognizing revenue and profit, please see our discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" in our Annual Report on Form 10-K for the year ended December 31, 2013, which we incorporate by reference into this prospectus.

        Additionally, variability of future period estimated revenue and cost may result in recording additional valuation allowances against future deferred tax assets, which could adversely affect our future financial performance.

         Our operations depend on our ability to maintain continuing, uninterrupted production at our manufacturing facilities. Our production facilities are subject to physical and other risks that could disrupt production.

        Our manufacturing facilities could be damaged or disrupted by a natural disaster, war, terrorist activity or sustained mechanical failure. Although we have obtained property damage and business interruption insurance, a major catastrophe, such as a fire, flood, tornado or other natural disaster at any of our sites, war or terrorist activities in any of the areas where we conduct operations or the sustained mechanical failure of a key piece of equipment could result in a prolonged interruption of all or a substantial portion of our business. Any disruption resulting from these events could cause significant delays in shipments of products and the loss of sales and customers and we may not have insurance to adequately compensate us for any of these events. A large portion of our operations takes place at one facility in Wichita, Kansas and any significant damage or disruption to this facility in particular would materially adversely affect our ability to service our customers.

         We have announced that we are conducting a process to divest our Oklahoma facilities, which could disrupt our business, involve increased expenses and present risks not contemplated at the time of the divestiture.

        As previously announced, we are conducting a process to sell our Oklahoma facilities. Certain of our maturing programs, including the Gulfstream G280 and G650 wing and the B787 wing programs, are produced at these facilities. We may ultimately decide to sell only a portion of, or certain programs produced at, our Oklahoma facilities, to sell separate portions and/or programs to different buyers, or to retain the facilities in their entirety. We are currently engaged in discussions with potential buyers that could result in a transaction for certain of these programs that generate negative cash flow to us on terms that reflect the impact on a buyer and the benefit to us of a buyer assuming our obligations under these programs. There can be no assurance that any sale of all or any portion of our Oklahoma sites will be completed in a timely manner, on a cost-effective basis, on terms favorable to us, or at all. A significant divestiture such as this typically entails numerous potential risks, including:

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  diversion of resources and management's attention from the operation of the business;

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  loss of key employees following such a transaction;

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  insufficient proceeds to offset transaction related expenses;

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  negative effects on our reported results of operations from disposition-related charges, amortization expenses related to intangibles and charges for impairment of long-term assets;

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  difficulties in the separation of operations, services, products and personnel;

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  the need to agree to retain or assume certain or future liabilities in order to complete the divestiture; and

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  damage to our existing customer, supplier and other business relationships.

        Furthermore, the pursuit of any such transaction may require the expenditure of substantial legal and other fees, which may be incurred whether or not a transaction is consummated. As a result of the aforementioned risks, among others, the pursuit of the divestiture may not lead to increased stockholder value.

        We actively consider other divestitures from time to time. If we decide to pursue any other divestiture, it may involve numerous potential risks, including those described above.

         Future commitments to our customers to increase production rates depend on our ability to expand production at our manufacturing facilities.

        Boeing and Airbus, our two largest customers, have both announced planned production rate increases for several of their major programs. In some cases, in order to meet these increases in production rates, we will need to make significant capital expenditures to expand our capacity and improve our performance. While some of these expenditures will be reimbursed by our customers, we could be required to bear a significant portion of the costs. In addition, the increases in production rates could cause disruptions in our manufacturing lines, which could materially adversely impact our ability to meet our commitments to our customers, and have a resulting adverse effect on our financial condition and results of operations.

         We operate in a very competitive business environment.

        Competition in the aerostructures segment of the aerospace industry is intense. Although we have entered into supply agreements with Boeing and Airbus under which we are their exclusive supplier for certain aircraft parts, we will face substantial competition from both OEMs and non-OEM aerostructures suppliers in trying to expand our customer base and the types of parts we make.

        OEMs may choose not to outsource production of aerostructures due to, among other things, their own direct labor and other overhead considerations and capacity utilization at their own facilities. Consequently, traditional factors affecting competition, such as price and quality of service, may not be significant determinants when OEMs decide whether to produce a part in-house or to outsource.

        Our principal competitors among non-OEM aerostructures suppliers are Aircelle S.A., Fuji Heavy Industries, Ltd., GKN Aerospace, Kawasaki Heavy Industries, Inc., Mitsubishi Heavy Industries, Sonaca, Triumph Group, Inc., Latecoere S.A., and Nexcelle. Some of our competitors have greater resources than we do and, therefore, may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can. Providers of aerostructures have traditionally competed on the basis of cost, technology, quality and service. We believe that developing and maintaining a competitive advantage will require continued investment in product development, engineering, supply-chain management and sales and marketing, and we may not have enough resources to make such investments. For these reasons, we may not be able to compete successfully in this market or against our competitors, which could have a material adverse effect on our business, financial condition and results of operations.

         High switching costs may substantially limit our ability to obtain business that is currently under contract with other suppliers.

        Once a contract is awarded by an OEM to an aerostructures supplier, the OEM and the supplier are typically required to spend significant amounts of time and capital on design, manufacture, testing and certification of tooling and other equipment. For an OEM to change suppliers during the life of an aircraft program, further testing and certification would be necessary, and the OEM would be required either to move the tooling and equipment used by the existing supplier for performance under the existing contract, which may be expensive and difficult (or impossible), or to manufacture new tooling and equipment. Accordingly, any change of suppliers would likely result in production delays and additional costs to both the OEM and the new supplier. These high switching costs may make it more difficult for us to bid competitively against existing suppliers and less likely that an OEM will be willing to switch suppliers during the life of an aircraft program, which could materially adversely affect our ability to obtain new work on existing aircraft programs.

         Increases in labor costs, potential labor disputes and work stoppages at our facilities or the facilities of our suppliers or customers could materially adversely affect our financial performance.

        Our financial performance is affected by the availability of qualified personnel and the cost of labor. A majority of our workforce is represented by unions. If our workers were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations, which could cause us to be unable to deliver products to our customers on a timely basis and could result in a breach of our supply agreements. This could result in a loss of business and an increase in our operating expenses, which could have a material adverse effect on our business, financial condition and results of operations. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we now face.

        We have agreed with Boeing to continue to operate substantial manufacturing operations in Wichita, Kansas until at least June 16, 2015 and we have other commitments to keep major programs in Wichita until 2020 in certain circumstances. This may prevent us from being able to offer our products at prices that are competitive in the marketplace and could have a material adverse effect on our ability to generate new business.

        In addition, many aircraft manufacturers, airlines and aerospace suppliers have unionized work forces. Any strikes, work stoppages or slowdowns experienced by aircraft manufacturers, airlines or aerospace suppliers could reduce our customers' demand for additional aircraft structures or prevent us from completing production of our aircraft structures.

         Our business may be materially adversely affected if we lose our government, regulatory or industry approvals, if more stringent government regulations are enacted, or if industry oversight is increased.

        The FAA prescribes standards and qualification requirements for aerostructures, including virtually all commercial airline and general aviation products, and licenses component repair stations within the United States. Comparable agencies, such as the Joint Aviation Authorities ("JAA") in Europe, regulate these matters in other countries. If we fail to qualify for or obtain a required license for one of our products or services or lose a qualification or license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed and our business, financial condition and results of operations could be materially adversely affected. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be expensive and time consuming.

        From time to time, the FAA, the JAA or comparable agencies propose new regulations or changes to existing regulations. These changes or new regulations generally increase the costs of compliance. To the extent the FAA, the JAA or comparable agencies implement regulatory changes, we may incur significant additional costs to achieve compliance.

        In addition, certain aircraft repair activities we intend to engage in may require the approval of the aircraft's OEM. Our inability to obtain OEM approval could materially restrict our ability to perform such aircraft repair activities.

         Our business is subject to regulation in the United States and internationally.

        The manufacturing of our products is subject to numerous federal, state and foreign governmental regulations. The number of laws and regulations that are being enacted or proposed by state, federal and international governments and authorities are increasing. Compliance with these regulations is difficult and expensive. If we fail to adhere, or are alleged to have failed to adhere, to any applicable federal, state or foreign laws or regulations, or if such laws or regulations negatively affect sales of our products, our business, prospects, results of operations, financial condition or cash flows may be adversely affected. In addition, our future results could be adversely affected by changes in applicable federal, state and foreign laws and regulations, or the interpretation or enforcement thereof, including those relating to manufacturing processes, product liability, trade rules and customs regulations, intellectual property, consumer laws, privacy laws, as well as accounting standards and taxation requirements (including tax-rate changes, new tax laws and revised tax law interpretations).

         We are subject to regulation of our technical data and goods under U.S. export control laws.

        As a manufacturer and exporter of defense and dual-use technical data and commodities, we are subject to U.S. laws and regulations governing international trade and exports, including, but not limited to, the International Traffic in Arms Regulations, administered by the U.S. Department of State, and the Export Administration Regulations, administered by the U.S. Department of Commerce. Collaborative agreements that we may have with foreign persons, including manufacturers and suppliers, are also subject to U.S. export control laws. In addition, we are subject to trade sanctions against embargoed countries, administered by the Office of Foreign Assets Control within the U.S. Department of the Treasury.

        A determination that we have failed to comply with one or more of these export controls or trade sanctions could result in civil or criminal penalties, including the imposition of fines upon us as well as the denial of export privileges and debarment from participation in U.S. government contracts. Additionally, restrictions may be placed on the export of technical data and goods in the future as a result of changing geopolitical conditions. Any one or more of such sanctions could have a material adverse effect on our business, financial condition and results of operations.

         We are subject to environmental, health and safety regulations and our ongoing operations may expose us to related liabilities.

        Our operations are subject to extensive regulation under environmental, health and safety laws and regulations in the United States and other countries in which we operate. We may be subject to potentially significant fines or penalties, including criminal sanctions, if we fail to comply with these requirements. We have made, and will continue to make, significant capital and other expenditures to comply with these laws and regulations. We cannot predict with certainty what environmental legislation will be enacted in the future or how existing laws will be administered or interpreted. Our operations involve the use of large amounts of hazardous substances and regulated materials and generate many types of wastes, including emissions of hexavalent chromium and volatile organic compounds, and so-called greenhouse gases such as carbon dioxide. Spills and releases of these materials may subject us to clean-up liability for remediation and claims of alleged personal injury, property damage and damage to natural resources, and we may become obligated to reduce our emissions of hexavalent chromium, volatile organic compounds and/or greenhouse gases. We cannot give any assurance that the aggregate amount of future remediation costs and other environmental liabilities will not be material.

        Boeing, our predecessor at the Wichita facility, is under an administrative consent order issued by the Kansas Department of Health and Environment to contain and remediate contaminated groundwater, which underlies a majority of our Wichita facility. Pursuant to this order and its agreements with us, Boeing has a long-term remediation plan in place, and treatment, containment and remediation efforts are underway. If Boeing does not comply with its obligations under the order and these agreements, we may be required to undertake such efforts and make material expenditures.

        In connection with the BAE Acquisition, we acquired a manufacturing facility in Prestwick, Scotland that is adjacent to contaminated property retained by BAE Systems. The contaminated property may be subject to a regulatory action requiring remediation of the land. It is also possible that the contamination may spread into the property we acquired. BAE Systems has agreed to indemnify us, subject to certain contractual limitations and conditions, for certain clean up costs and other losses, liabilities, expenses and claims related to existing pollution on the acquired property, existing pollution that migrates from the acquired property to a third party's property and any pollution that migrates to our property from property retained by BAE Systems. If BAE Systems does not comply with its obligations under the BAE Acquisition agreement, we may be required to undertake such efforts and make material expenditures.

        In the future, contamination may be discovered at or emanating from our facilities or at off-site locations where we send waste. The remediation of such newly discovered contamination, related claims for personal injury or damages, or the enactment of new laws or a stricter interpretation of existing laws, may require us to make additional expenditures, some of which could be material. See "Business—Environmental Matters" in our Annual Report on Form 10-K for the year ended December 31, 2013, which we incorporate by reference into this prospectus.

         New regulations related to conflict minerals have and will continue to force us to incur additional expenses, may make our supply chain more complex, and could adversely impact our business.

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 contains provisions to improve transparency and accountability concerning the supply of certain minerals and metals, known as conflict minerals, originating from the Democratic Republic of Congo (DRC) or adjoining countries. As a result, in August 2012, the SEC adopted annual investigation, disclosure and reporting requirements for those companies that manufacture or contract to manufacture products that contain conflict minerals that originated from the DRC or adjoining countries, with initial reports due by June 2, 2014 (with respect to 2013). As a result, we have and will continue to incur compliance costs, including costs related to determining the sources of conflict minerals used in our products and other potential changes to processes or sources of supply as a consequence of such verification activities. The implementation of these rules could adversely affect the sourcing, supply and pricing of materials used in certain of our products. As there may be only a limited number of suppliers offering conflict minerals from sources outside of the DRC or adjoining countries or that have been independently verified as not funding armed conflict in those countries, we cannot be sure that we will be able to obtain such verified minerals from such suppliers in sufficient quantities or at competitive prices. Also, we may face reputational challenges if we are unable to sufficiently verify the origins of all necessary conflict minerals used in our products through the procedures we may implement, or if we cannot satisfy any customers who require that all of the components of our products be certified as "conflict free". If we are not able to meet such customer requirements, customers may choose to disqualify us as a supplier and we may have to write off inventory in the event that it cannot be sold. We may face similar risks in connection with any other regulations focusing on social responsibility or ethical sourcing that may be adopted in the future.

         Significant consolidation in the aerospace industry could make it difficult for us to obtain new business.

        Suppliers in the aerospace industry have consolidated and formed alliances to broaden their product and integrated system offerings and achieve critical mass. This supplier consolidation is in part attributable to aircraft manufacturers more frequently awarding long-term sole-source or preferred supplier contracts to the most capable suppliers, thus reducing the total number of suppliers. If this consolidation were to continue, it may become more difficult for us to be successful in obtaining new customers.

         We may be materially adversely affected by high fuel prices.

        Due to the competitive nature of the airline industry, airlines are often unable to pass on increased fuel prices to customers by increasing fares. Fluctuations in the global supply of crude oil and the possibility of changes in government policy on jet fuel production, transportation and marketing make it difficult to predict the future availability of jet fuel. In the event there is an outbreak or escalation of hostilities or other conflicts, or significant disruptions in oil production or delivery in oil-producing areas or elsewhere, there could be reductions in the production or importation of crude oil and significant increases in the cost of fuel. If there were major reductions in the availability of jet fuel or significant increases in its cost, the airline industry and, as a result, our business, could be materially adversely affected.

         Interruptions in deliveries of components or raw materials, or increased prices for components or raw materials used in our products could delay production and/or materially adversely affect our financial performance, profitability, margins and revenues.

        We are highly dependent on the availability of essential materials and purchased components from our suppliers, some of which are available only from a sole source or limited sources. Our dependency upon regular deliveries from particular suppliers of components and raw materials means that interruptions or stoppages in such deliveries could materially adversely affect our operations until arrangements with alternate suppliers, to the extent alternate suppliers exist, could be made. If any of our suppliers were unable or were to refuse to deliver materials to us for an extended period of time, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer.

        Moreover, we are dependent upon the ability of our suppliers to provide materials and components that meet specifications, quality standards and delivery schedules. Our suppliers' failure to provide expected raw materials or component parts that meet our technical specifications could adversely affect production schedules and contract profitability. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us and possible forward losses on certain contracts. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business and might lead to termination of our supply agreements with our customers.

        Our continued supply of materials is subject to a number of risks including:

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  the destruction of or damage to our suppliers' facilities or their distribution infrastructure;

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  a work stoppage or strike by our suppliers' employees;

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  the failure of our suppliers to provide materials of the requisite quality or in compliance with specifications;

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  the failure of essential equipment at our suppliers' plants;

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  the failure of our suppliers to satisfy U.S. and international import and export control laws for goods that we purchase from such suppliers;

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  the failure of our suppliers to meet regulatory standards;

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  the failure, shortage or delay in the delivery of raw materials to our suppliers;

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  contractual amendments and disputes with our suppliers; and

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  inability of our suppliers to perform as a result of the weakened global economy or otherwise.

        In addition, our profitability is affected by the prices of the components and raw materials, such as titanium, aluminum and carbon fiber, used in the manufacturing of our products. These prices may fluctuate based on a number of factors beyond our control, including world oil prices, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and, in some cases, government regulation. Although our supply agreements with Boeing and Airbus allow us to pass on to our customers certain unusual increases in component and raw material costs in limited situations, we may not be fully compensated by the customers for the entirety of any such increased costs.

         In order to be successful, we must attract, retain, train, motivate, develop and transition key employees, and failure to do so could harm our business.

        In order to be successful, we must attract, retain, train, motivate, develop and transition qualified executives and other key employees, including those in managerial, manufacturing and engineering positions. Identifying, developing internally or hiring externally, training and retaining qualified executives and engineers are critical to our future, and competition for experienced employees in the aerospace industry and in particular, Wichita, Kansas where the majority of our manufacturing and executive offices are located, can be intense. In order to attract and retain executives and other key employees in a competitive marketplace, we must provide a competitive compensation package, including cash- and share-based compensation. Our share-based incentive awards consist primarily of restricted stock grants, some of which are conditioned on our achievement of certain designated financial performance targets, which makes the size of a particular year's award uncertain. If employees do not receive share-based incentive awards with a value they anticipate, if our share-based compensation otherwise ceases to be viewed as a valuable benefit, if our total compensation package is not viewed as being competitive, or if we do not obtain the shareholder approval needed to continue granting share-based incentive awards in the amounts we believe are necessary, our ability to attract, retain, and motivate executives and key employees could be weakened. The failure to successfully hire executives and key employees or the loss of any executives and key employees could have a significant impact on our operations. Further, changes in our management team may be disruptive to our business and any failure to successfully transition and assimilate key new hires or promoted employees could adversely affect our business and results of operations.

         We are subject to the requirements of the National Industrial Security Program Operating Manual ("NISPOM") for our Facility Security Clearance ("FCL"), which is a prerequisite for our ability to perform on classified contracts for the U.S. Government.

        A Department of Defense ("DOD") FCL is required for a company to be awarded and perform on classified contracts for the DOD and certain other agencies of the U.S. Government. From time to time we have performed and may perform on classified contracts, although we did not generate any revenues from classified contracts for the twelve months ended December 31, 2013. We have obtained a FCL at the "Secret" level. Due to the fact that more than 50% of our voting power is effectively controlled by a non-U.S. entity (Onex), we are required to operate in accordance with the terms and requirements of our Special Security Agreement ("SSA") with the DOD. If we were to violate the terms and requirements of our SSA, the NISPOM, or any other applicable U.S. Government industrial security regulations, we could lose our FCL. We cannot give any assurance that we will be able to maintain our FCL. If for some reason our FCL is invalidated or terminated, we may not be able to continue to perform under our classified contracts in effect at that time, and we would not be able to enter into new classified contracts, which could adversely affect our revenues.

         We derive a significant portion of our net revenues from direct and indirect sales outside the United States and are subject to the risks of doing business in foreign countries.

        We derive a significant portion of our revenues from sales by Boeing and Airbus to customers outside the United States. In addition, for the twelve months ended December 31, 2013, direct sales to our non-U.S. customers accounted for approximately 13% of our net revenues. We expect that our and our customers' international sales will continue to account for a significant portion of our net revenues for the foreseeable future. As a result, we are subject to risks of doing business internationally, including:

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  changes in regulatory requirements;

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  domestic and foreign government policies, including requirements to expend a portion of program funds locally and governmental industrial cooperation requirements;

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  fluctuations in foreign currency exchange rates;

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  the complexity and necessity of using foreign representatives and consultants;

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  uncertainties and restrictions concerning the availability of funding credit or guarantees;

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  imposition of tariffs and embargos, export controls and other trade restrictions;

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  the difficulty of management and operation of an enterprise spread over various countries;

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  compliance with a variety of foreign laws, as well as U.S. laws affecting the activities of U.S. companies abroad, including the Foreign Corrupt Practices Act, the U.K. Bribery Act and other applicable anti-bribery laws; and

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  economic and geopolitical developments and conditions, including international hostilities, acts of terrorism and governmental reactions, inflation, trade relationships and military and political alliances.

        While these factors and the effect of these factors are difficult to predict, adverse developments in one or more of these areas could materially adversely affect our business, financial condition and results of operations in the future.

         Our fixed-price contracts and requirements to re-negotiate pricing at specified times may commit us to unfavorable terms.

        We provide most of our products and services through long-term contracts in which the pricing terms are fixed based on certain production volumes. Accordingly, there is the risk that we will not be able to sustain a cost structure that is consistent with assumptions used in bidding on contracts. Increased or unexpected costs may reduce our profit margins or cause us to sustain losses on these contracts. Other than certain increases in raw material costs which can be passed on to our customers, in most instances we must fully absorb cost overruns, notwithstanding the difficulty of estimating all of the costs we will incur in performing these contracts and in projecting the ultimate level of sales that we may achieve. Our failure to anticipate technical problems, estimate delivery reductions, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the profitability of a contract or cause a loss.

        This risk particularly applies to products such as the Boeing B787, for which we had delivered one hundred ninety-five production articles as of April 3, 2014 since the inception of the program, and in respect of which our performance at the contracted price depends on our being able to achieve production cost reductions as we gain production experience (although Spirit can recoup from Boeing half of any overruns within a certain percentage of shipset prices). When we negotiated the B787-8 pricing under the amendment to the B787 supply agreement, we assumed that a contractually mandated joint-effort by Boeing and Spirit to reduce costs and increase production efficiency, as well as favorable trends in volume, learning curve efficiencies and future pricing from suppliers would reduce our production costs over the life of the B787 program, thus maintaining or improving the margin on each B787 we produced. Pricing for the initial configuration of the B787-8 is generally established through 2021, with prices decreasing as cumulative volume levels are achieved. Prices are subject to adjustment for abnormal inflation (above a specified level in any year) and for certain production, schedule and other specific changes. The B787 supply agreement provides that initial prices for the B787-9 and B787-10 are to be determined by a procedure set out in the B787 supply agreement, and to be documented by amendment once that amendment has been agreed to by the parties. The parties have engaged in discussions concerning how to determine initial B787-9 and B787-10 prices, and have not yet reached agreement. Our ability to obtain fair and equitable prices for subsequent models could impact the profitability of the overall program. Additionally, we cannot give any assurance that our development of new technologies or capabilities will be successful or that we will be able to reduce our B787 production costs over the life of the program. A failure to reduce production costs or to obtain pricing as we have anticipated could result in the need to record additional forward losses for this program.

        Many of our other production cost estimates also contain pricing terms which anticipate cost reductions over time. In addition, although we have entered into these fixed price contracts with our customers, they may nonetheless seek to re-negotiate pricing with us in the future. Any such higher costs or re-negotiations could materially adversely affect our profitability, margins and revenues.

        Certain of our long-term supply agreements provide for re-negotiation of established pricing terms at specified times. In particular, pricing terms under our supply agreement with Boeing for the B737, B747, B767 and B777 platforms, which accounted for 70% of our net revenues in 2013 and 66% of our net revenues in the first quarter of 2014, expired in May 2013, thus activating interim pricing provisions under the supply agreement. On April 8, 2014, the parties agreed on pricing through December 31, 2015. We are required to negotiate the pricing beyond 2015 in good faith. Until we are able to agree upon future pricing, pricing beyond 2015 will be determined according to then-existing prices, adjusted using a quantity-based price adjustment formula and specified annual escalation. If we agree on future pricing that provides us with operating margins that are lower than those which we currently experience, or if we are unable to agree on future pricing terms and the default pricing terms remain in effect for an extended period of time, our business, financial condition and results of operations could be materially adversely affected.

         The outcome of litigation and of government inquiries and investigations involving our business is unpredictable and an adverse decision in any such matter could have a material effect on our financial position and results of operations.

        We are involved in a number of litigation matters. These claims may divert financial and management resources that would otherwise be used to benefit our operations. No assurances can be given that the results of these matters will be favorable to us. An adverse resolution of any of these lawsuits could have a material impact on our financial position and results of operations. In addition, we are sometimes subject to government inquiries and investigations of our business due, among other things, to the heavily regulated nature of our industry and our participation on government programs. Any such inquiry or investigation could potentially result in an adverse ruling against us, which could have a material impact on our financial position and operating results.

         If we are unable to protect our information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches, our operations could be disrupted.

        We rely on information technology networks and systems to manage and support a variety of business activities, including procurement and supply chain, engineering support, and manufacturing. Our information technology systems, some of which are managed by third-parties, may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors or catastrophic events. In addition, security breaches could result in unauthorized disclosure of confidential information. If our information technology systems suffer severe damage, disruption or shutdown and our business continuity plans do not effectively resolve the issues in a timely manner, our manufacturing process could be disrupted resulting in late deliveries or even no deliveries if there is a total shutdown.

         We are implementing new company-wide software systems, which could cause unexpected production or other delays.

        We have recently implemented an Enterprise Resource Planning ("ERP") software system in several of our facilities, and have begun implementation of other system upgrades and infrastructure changes. We plan to complete implementation of ERP software in all of our primary facilities over the next two years. Unexpected problems with these implementations could result in production or other delays.

         We do not own most of the intellectual property and tooling used in our business.

        Our business depends on using certain intellectual property and tooling that we have rights to use under license grants from Boeing. These licenses contain restrictions on our use of Boeing intellectual property and tooling and may be terminated if we default under certain of these restrictions. Our loss of license rights to use Boeing intellectual property or tooling would materially adversely affect our business. See "Business—Our Relationship with Boeing—License of Intellectual Property" in our Annual Report on Form 10-K for the year ended December 31, 2013, which we incorporate by reference into this prospectus. In addition to the licenses with Boeing, we license some of the intellectual property needed for performance under some of our supply contracts from our customers under those supply agreements. We must honor our contractual commitments to our customers related to intellectual property and comply with infringement laws governing our use of intellectual property. In the event we obtain new business from new or existing customers, we will need to pay particular attention to these contractual commitments and any other restrictions on our use of intellectual property to make sure that we will not be using intellectual property improperly in the performance of such new business. In the event we use any such intellectual property improperly, we could be subject to an infringement claim by the owner or licensee of such intellectual property.

        In the future, our entry into new markets may require obtaining additional license grants from Boeing and/or from other third parties. If we are unable to negotiate additional license rights on acceptable terms (or at all) from Boeing and/or other third parties as the need arises, our ability to enter new markets may be materially restricted. In addition, we may be subject to restrictions in future licenses granted to us that may materially restrict our use of third party intellectual property.

         Our success depends in part on the success of our research and development initiatives.

        We spent approximately $34.7 million on research and development during the twelve months ended December 31, 2013. Our expenditures on our research and development efforts may not create any new sales opportunities or increases in productivity that are commensurate with the level of resources invested.

        We are in the process of developing specific technologies and capabilities in pursuit of new business and in anticipation of customers going forward with new programs. If any such programs do not go forward or are not successful, we may be unable to recover the costs incurred in anticipation of such programs and our profitability and revenues may be materially adversely affected.

         Any future business combinations, acquisitions, mergers, or joint ventures will expose us to risks, including the risk that we may not be able to successfully integrate these businesses or achieve expected operating synergies.

        We actively consider strategic transactions from time to time. We evaluate acquisitions, joint ventures, alliances and co-production programs as opportunities arise, and we may be engaged in varying levels of negotiations with potential competitors at any time. We may not be able to effect transactions with strategic alliance, acquisition or co-production program candidates on commercially reasonable terms or at all. If we enter into these transactions, we also may not realize the benefits we anticipate. In addition, we may not be able to obtain additional financing for these transactions. The integration of companies that have previously been operated separately involves a number of risks, including, but not limited to:

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  demands on management related to the increase in size after the transaction;

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  the diversion of management's attention from the management of daily operations to the integration of operations;

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  difficulties in the assimilation and retention of employees;

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  difficulties in the assimilation of different cultures and practices, as well as in the assimilation of geographically dispersed operations and personnel, who may speak different languages;

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  difficulties combining operations that use different currencies or operate under different legal structures;

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  difficulties in the integration of departments, systems (including accounting systems), technologies, books and records and procedures, as well as in maintaining uniform standards, controls (including internal accounting controls), procedures and policies;

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  compliance with the Foreign Corrupt Practices Act, the U.K. Bribery Act and other applicable anti-bribery laws; and

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  constraints (contractual or otherwise) limiting our ability to consolidate, rationalize and/or leverage supplier arrangements to achieve integration.

        Consummating any acquisitions, joint ventures, alliances or co-production programs could result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities.

         We could be required to make future contributions to our defined benefit pension and post-retirement benefit plans as a result of adverse changes in interest rates and the capital markets.

        Our estimates of liabilities and expenses for pensions and other post-retirement benefits incorporate significant assumptions including the rate used to discount the future estimated liability, the long-term rate of return on plan assets and several assumptions relating to the employee workforce (salary increases, medical costs, retirement age and mortality). A dramatic decrease in the fair value of our plan assets resulting from movements in the financial markets may cause the status of our plans to go from an over-funded status to an under-funded status and result in cash funding requirements to meet any minimum required funding levels. Our results of operations, liquidity, or shareholders' equity in a particular period could be affected by a decline in the rate of return on plan assets, the rate used to discount the future estimated liability, or changes in employee workforce assumptions.

         We identified material weaknesses in our internal control over financial reporting.

        A material weakness is a deficiency, or combination of deficiencies, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. As of December 31, 2013, we concluded that we had material weaknesses in our internal control over financial reporting as described below:

  •
  We did not maintain effective controls over the completeness, accuracy and valuation of inventory and cost of sales related to the Airbus A350 XWB Section 15 recurring program. Specifically, we did not maintain controls over the completeness and accuracy of the bill of materials used in the contract accounting estimate for this program. These controls were not designed effectively to ensure that the bill of materials used in the accounting estimates were accurate and provided a sound basis for estimating future costs. Although this material weakness did not result in a material misstatement of the Company's consolidated financial statements, the existence of the deficiency in our controls could result in an undetected material misstatement of the Company's consolidated financial statements.

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  In addition, we did not maintain effective controls over the completeness, accuracy and valuation of inventory and cost of sales for the Gulfstream G280 and G650 programs. Specifically, controls over contract accounting estimates related to these programs were not operating effectively in order to ensure that (1) the bills of materials used in the accounting estimates were complete and provided a sound basis for estimating future costs; (2) the evaluation of current actual trends impacting prior estimates of supply chain and labor costs were identified and incorporated into the accounting estimates on a timely basis; and (3) the estimation of the number of production units used in the accounting estimates was accurate. This control deficiency resulted in audit adjustments to the cost of sales and inventory accounts and related financial disclosures within the Company's consolidated financial statements for the year ended December 31, 2012 and the condensed consolidated financial statements for the quarter ended June 27, 2013.

        Because of these material weaknesses, management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2013, based on criteria in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

        Our efforts to remediate the aforementioned deficiencies in internal control over financial reporting are described further in Item 9A. Controls and Procedures in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this prospectus.

        While we believe that we have a plan to remediate these deficiencies, we cannot be certain that additional material weaknesses or significant deficiencies will not develop or be identified. We are in the process of remediating our internal control deficiencies over the cost estimation process for the G280 and G650 programs in Tulsa, Oklahoma and completeness, accuracy and valuation of inventory and cost of sales related to the A350 XWB Section 15 program in Kinston, North Carolina. Any failure to maintain adequate internal control over financial reporting or to implement required, new or improved controls, or difficulties encountered in their implementation could cause us to report additional material weaknesses or other deficiencies in our internal control over financial reporting and could result in a reasonable possibility of errors or misstatements in the consolidated financial statements that would be material.

USE OF PROCEEDS

        We will not receive any of the proceeds from sales by selling stockholders of shares of class A common stock covered by this prospectus.

SELLING STOCKHOLDERS

        The selling stockholders may include Onex Partners LP and other entities affiliated with Onex Corporation, the directors and officers of Spirit Holdings and other persons. Information regarding the beneficial ownership of our common stock by a selling stockholder, the number of shares of class A common stock being offered by a selling stockholder and the number of shares beneficially owned by a selling stockholder after the applicable offering, where required, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are incorporated by reference.

PLAN OF DISTRIBUTION

        The selling stockholders (or any of their pledgees, donees, transferees or successors in interest) may sell our class A common stock through underwriters, agents, broker-dealers or directly without the use of any underwriter, agent or broker-dealer to one or more purchasers. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  one or more underwritten offerings;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities where selling stockholders may sell or deliver shares of class A common stock in connection with these trades;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  stock purchase contracts whereby the applicable prospectus supplement will describe the specific terms of any stock purchase contracts through which the selling stockholders' class A common stock will be distributed;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

        The class A common stock may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner of sale, amount of securities to be sold in and the pricing of any transaction. The registration of the selling stockholders' class A common stock does not necessarily mean that the selling stockholders will offer or sell any of their shares.

        The terms of the offering of the class A common stock covered by this prospectus through any underwriter, or any broker-dealer or agent who may be deemed to be an underwriter will be set forth in the applicable prospectus supplement and will include:

  •
  the identity of any underwriters, broker-dealers or agents who purchase class A common stock, as required;

  •
  the amount of class A common stock sold, the public offering price and consideration paid, and the proceeds the selling stockholders will receive from that sale;

  •
  a brief description of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

  •
  any other material terms of the distribution of securities.

        The selling stockholders may offer the class A common stock to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the class A common stock that the selling stockholders will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The class A common stock subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to the conditions specified in the underwriting agreement, underwriters may be obligated to purchase all of the class A common stock offered if any of the class A common stock is purchased. The selling stockholders may also sell the class A common stock covered by this prospectus through other agents designated by the underwriters from time to time. We will identify any agent involved in the offer and sale of class A common stock who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by the selling stockholders to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of the class A common stock offered if any of the class A common stock is purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

        The selling stockholders may authorize underwriters to solicit offers by institutions to purchase the class A common stock subject to the underwriting agreement from the selling stockholders at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If the selling stockholders sell class A common stock under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

        Underwriters may sell the class A common stock to or through broker-dealers. Alternatively, the selling stockholders may sell the class A common stock to one or more broker-dealers, who would act as a principal or principals. Broker-dealers may resell such class A common stock to the public at varying prices to be determined by the broker-dealers at the time of the resale.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of class A common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of class A common stock from time to time under this prospectus after we have filed an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, donee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders also may transfer the shares of class A common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of class A common stock from time to time under this prospectus after we have filed an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, donees, transferee or other successors in interest as selling stockholders under this prospectus.

        We are required to pay all fees and expenses incident to the registration of the shares of class A common stock, including the fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We may provide underwriters, agents, broker-dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, broker-dealers or purchasers may make with respect to such liabilities.

        In connection with the sale of class A common stock covered by this prospectus, underwriters, broker-dealers or agents may receive compensation from us, the selling stockholders or from purchasers of the class A common stock for whom they may act as agents, in the form of discounts, concessions or commissions or fees. These discounts, concessions, commissions or fees may be changed from time to time. The discounts, concessions, commissions or fees as to a particular broker-dealer, agent or underwriter might be in excess of those customary in the type of method of distribution involved. We cannot presently estimate the amount of such compensation, if any. Underwriters, broker-dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements.

        Selling stockholders, underwriters, broker-dealers, agents or purchasers that participate in the distribution of the class A common stock covered by this prospectus may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of securities may also be deemed underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

        Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the class A common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the class A common stock to engage in market-making activities with respect to those securities. All of the foregoing may affect the marketability of the class A common stock and the ability of any person to engage in market-making activities with respect to the class A common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the class A common stock in the market.

        If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of class A common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of class A common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

        The validity of the issuance of the securities offered hereby will be passed upon for us by Kaye Scholer LLP, New York, New York. If legal matters in connection with offerings made by this prospectus and any prospectus supplement are passed on by counsel for any underwriters or agents or selling stockholder, that counsel will be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements, the financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Spirit AeroSystems Holdings, Inc. for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        This prospectus incorporates important business and financial information about the Company that is not included in or delivered with this prospectus. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, to the extent such documents are deemed "filed" for purposes of the Exchange Act after the date of this prospectus until all of the shares of our class A common stock offered under this prospectus are sold:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013 and any amendments thereto;

  •
  our Quarterly Report on Form 10-Q for the Quarter ended April 3, 2014;

  •
  our Proxy Statement for our 2014 Annual Meeting of Stockholders, filed with the SEC on March 26, 2014;

  •
  our Current Reports on Form 8-K, filed on February 27, 2014, March 4, 2014, March 5, 2014, March 10, 2014, March 11, 2014, March 21, 2014, April 7, 2014, April 14, 2014, May 5, 2014 and May 13, 2014; and

  •
  the description of our class A common stock included in our Registration Statement on Form 8-A filed with the SEC on November 16, 2006, and any amendment or report filed thereafter for the purpose of updating that description.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You can obtain any of the documents incorporated by reference through us, the SEC or the SEC's website, http://www.sec.gov. Documents we have incorporated by reference are available from us without charge, excluding exhibits to those documents unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered, may obtain the documents we have incorporated by reference in, but not delivered with, this prospectus by requesting them by telephone or in writing at the following address:

Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
Attention: Corporate Secretary
(316) 526-9000

        This prospectus summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus. In making an investment decision, you must rely on your own examination of such documents, our business and the terms of the offering, including the merits and risks involved. When we refer to this prospectus, we mean not only this prospectus but also any documents which are incorporated or deemed to be incorporated in this prospectus by reference. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. This prospectus is used to offer and sell the class A common stock referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities offered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document that is filed as an exhibit to the registration statement.

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.spiritaero.com). The information on or accessible through our website is not incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the class A common stock being registered.

SEC registration fee	$(1)
Legal fees and expenses	(2)
Accounting fees and expenses	(2)

Total	(2)

(1)
Registration fee for class A common stock to be registered for sale is deferred in reliance on Rules 456(b) and 457(r).

(2)
These fees and expenses cannot be estimated at this time as they are calculated based on the number of issuances. An estimate of the aggregate expenses in connection with the sale and distribution of the class A common stock being offered will be included in the applicable prospectus supplement.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law

        The registrant is incorporated under the laws, as amended, of the State of Delaware. Under Section 145 of the Delaware General Corporation Law, or the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses, including attorneys' fees, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Certificate of Incorporation and By-Laws

        The registrant's certificate of incorporation provides that none of its directors shall be personally liable for breach of fiduciary duty as a director, except that they may be liable for (i) any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the payment of unlawful dividends and unlawful repurchase or redemption of the registrant's capital stock prohibited by the DGCL, and (iv) any transaction from which the director derived any improper personal benefits. Any repeal or modification of that provision shall not adversely affect any right or protection, or any limitation of the liability of, any of our directors existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. Both the registrant's certificate of incorporation and its by-laws provide for the indemnification of the registrant's directors and officers to the fullest extent permitted by the DGCL.

Indemnification Agreements

        Additionally, the registrant has entered into indemnification agreements with certain of its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained in our certificate of incorporation and by-laws. The indemnification agreements may require the registrant among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the registrant and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Liability Insurance

        The registrant's directors and officers are covered by insurance policies maintained by the registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act or the Exchange Act.

ITEM 16.    EXHIBITS

Article I. Exhibit Number	Section 1.01 Exhibit	Incorporated by Reference to the Following Documents
1.1	Form of Underwriting Agreement	*
2.1	Asset Purchase Agreement, dated as of February 22, 2005, between Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) and The Boeing Company	Registration Statement on Form S-1 (File No. 333-135486), filed June 30, 2006, Exhibit 2.1
2.2	First Amendment to Asset Purchase Agreement, dated June 15, 2005, between Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) and The Boeing Company	Registration Statement on Form S-1 (File No. 333-135486), filed June 30, 2006, Exhibit 2.2
3.1	Amended and Restated Certificate of Incorporation of Spirit AeroSystems Holdings, Inc.	Annual Report on Form 10-K (File No. 001-33160), filed February 20, 2009, Exhibit 3.1
3.2	Third Amended and Restated By Laws of Spirit AeroSystems Holdings, Inc.	Current Report on Form 8-K (File No. 001-33160), filed May 3, 2010, Exhibit 3.1
4.1	Form of Class A Common Stock Certificate	Amendment No. 5 to Registration Statement on Form S-1/A (File No. 333-135486), filed November 17, 2006, Exhibit 4.1
4.2	Form of Class B Common Stock Certificate	Amendment No. 5 to Registration Statement on Form S-1/A (File No. 333-135486), filed November 17, 2006, Exhibit 4.2

Article I. Exhibit Number	Section 1.01 Exhibit	Incorporated by Reference to the Following Documents
4.3	Registration Agreement, dated June 16, 2005, among Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) and the persons listed on Schedule A thereto	Registration Statement on Forms S-1 (File No. 333-135486), filed June 30, 2006, Exhibit 4.4
4.4
	Indenture dated as of September 30, 2009, governing the 7 1/2% Senior Notes due 2017, by and among Spirit AeroSystems, Inc., the guarantors identified therein and The Bank of New York Mellon Trust Company, N.A.	Current Report on Form 8-K (File No. 001-33160), filed October 1, 2009, Exhibit 4.1
4.5	Form of 7 1/2% Senior Note due 2017	Current Report on Form 8-K (File No. 001-33160), filed October 1, 2009, included as Exhibit A to Exhibit 4.1
4.6
	Registration Rights Agreement, dated as of September 30, 2009, among Spirit AeroSystems, Inc., the guarantors identified therein, Banc of America Securities LLC and the other initial purchasers of the Notes named therein	Current Report on Form 8-K (File No. 001-33160), filed October 1, 2009, Exhibit 4.3
4.7
	Indenture dated as of November 18, 2010, governing the 6 3/4% Senior Notes due 2020, by and among Spirit AeroSystems, Inc., the guarantors identified therein and The Bank of New York Mellon Trust Company, N.A.	Current Report on Form 8-K (File No. 001-33160), filed November 18, 2010, Exhibit 4.1
4.8	Form of 6 3/4% Senior Note due 2020	Current Report on Form 8-K (File No. 001-33160), filed November 18, 2010, included as Exhibit A to Exhibit 4.2
4.9
	Registration Rights Agreement, dated as of November 18, 2010, among Spirit AeroSystems, Inc., the guarantors identified therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of itself and as representative of the several initial purchasers of the notes named therein	Current Report on Form 8-K (File No. 001-33160), filed November 18, 2010, Exhibit 4.3
4.10	Supplemental Indenture, dated as of August 11, 2010	Quarterly Report on Form 10-Q (File No. 001-33160), filed November 5, 2010, Exhibit 4.1
4.11
	Supplemental Indenture dated as of March 17, 2014, amending the Indenture dated as of September 20, 2009, by and among Spirit, the guarantors identified therein and The Bank of New York Mellon Trust Company, N.A.	Current Report on Form 8-K (File No. 001-33160), filed March 21, 2014, Exhibit 4.1

Article I. Exhibit Number	Section 1.01 Exhibit	Incorporated by Reference to the Following Documents
4.12	Indenture dated as of March 18, 2014, governing the 5 1/4% Senior Notes due 2022, by and among Spirit, the guarantors identified therein and The Bank of New York Mellon Trust Company, N.A.	Current Report on Form 8-K (File No. 001-33160), filed March 21, 2014, Exhibit 4.2
4.13	Form of 5 1/4% Senior Note due 2022	Current Report on Form 8-K (File No. 001-33160), filed March 21, 2014, included as Exhibit A to Exhibit 4.2
4.14
	Registration Rights Agreement, dated as of March 18, 2014, among Spirit, the guarantors identified therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of itself and as representative of the several initial purchasers of the New Notes named therein.	Current Report on Form 8-K (File No. 001-33160), filed March 21, 2014, Exhibit 4.4
5.1	Opinion of Kaye Scholer LLP	**
12.1	Ratio of Earnings to Fixed Charges	Annual Report on Form 10-K (File No. 001-33160), filed February 19, 2014, Exhibit 12.1
23.1	Consent of Kaye Scholer LLP	(included in such firm's opinion filed as Exhibit 5.1)**
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	**
24.1	Power of Attorney	(included on the signature page of this Registration Statement)

*
To be filed by amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Exchange Act.

**
Filed herewith

ITEM 17.    UNDERTAKINGS

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on the 4th day of June, 2014.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
By:	/s/ SANJAY KAPOOR
	Name:	Sanjay Kapoor
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Sanjay Kapoor and Jon D. Lammers or either one of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LARRY A. LAWSON Larry A. Lawson	President, Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2014
/s/ SANJAY KAPOOR Sanjay Kapoor	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 4, 2014
/s/ MARK SUCHINSKI Mark Suchinski	Vice President and Corporate Controller (Principal Accounting Officer)	June 4, 2014
/s/ CHARLES CHADWELL Charles Chadwell	Director	June 4, 2014

Signature	Title	Date

Ivor Evans	Director
/s/ PAUL FULCHINO Paul Fulchino	Director	June 4, 2014
/s/ RICHARD GEPHARDT Richard Gephardt	Director	June 4, 2014
/s/ ROBERT JOHNSON Robert Johnson	Director, Chairman of the Board	June 4, 2014
/s/ RONALD KADISH Ronald Kadish	Director	June 4, 2014
/s/ CHRISTOPHER E. KUBASIK Christopher E. Kubasik	Director	June 4, 2014
/s/ TAWFIQ POPATIA Tawfiq Popatia	Director	June 4, 2014
/s/ FRANCIS RABORN Francis Raborn	Director	June 4, 2014

EXHIBIT INDEX

Article I. Exhibit Number	Section 1.01 Exhibit	Incorporated by Reference to the Following Documents
1.1	Form of Underwriting Agreement	*
2.1	Asset Purchase Agreement, dated as of February 22, 2005, between Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) and The Boeing Company	Registration Statement on Form S-1 (File No. 333-135486), filed June 30, 2006, Exhibit 2.1
2.2	First Amendment to Asset Purchase Agreement, dated June 15, 2005, between Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) and The Boeing Company	Registration Statement on Form S-1 (File No. 333-135486), filed June 30, 2006, Exhibit 2.2
3.1	Amended and Restated Certificate of Incorporation of Spirit AeroSystems Holdings, Inc.	Annual Report on Form 10-K (File No. 001-33160), filed February 20, 2009, Exhibit 3.1
3.2	Third Amended and Restated By Laws of Spirit AeroSystems Holdings, Inc.	Current Report on Form 8-K (File No. 001-33160), filed May 3, 2010, Exhibit 3.1
4.1	Form of Class A Common Stock Certificate	Amendment No. 5 to Registration Statement on Form S-1/A (File No. 333-135486), filed November 17, 2006, Exhibit 4.1
4.2	Form of Class B Common Stock Certificate	Amendment No. 5 to Registration Statement on Form S-1/A (File No. 333-135486), filed November 17, 2006, Exhibit 4.2
4.3	Registration Agreement, dated June 16, 2005, among Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.) and the persons listed on Schedule A thereto	Registration Statement on Forms S-1 (File No. 333-135486), filed June 30, 2006, Exhibit 4.4
4.4
	Indenture dated as of September 30, 2009, governing the 7 1/2% Senior Notes due 2017, by and among Spirit AeroSystems, Inc., the guarantors identified therein and The Bank of New York Mellon Trust Company, N.A.	Current Report on Form 8-K (File No. 001-33160), filed October 1, 2009, Exhibit 4.1
4.5	Form of 7 1/2% Senior Note due 2017	Current Report on Form 8-K (File No. 001-33160), filed October 1, 2009, included as Exhibit A to Exhibit 4.1
4.6
	Registration Rights Agreement, dated as of September 30, 2009, among Spirit AeroSystems, Inc., the guarantors identified therein, Banc of America Securities LLC and the other initial purchasers of the Notes named therein	Current Report on Form 8-K (File No. 001-33160), filed October 1, 2009, Exhibit 4.3

Article I. Exhibit Number	Section 1.01 Exhibit	Incorporated by Reference to the Following Documents
4.7	Indenture dated as of November 18, 2010, governing the 6 3/4% Senior Notes due 2020, by and among Spirit AeroSystems, Inc., the guarantors identified therein and The Bank of New York Mellon Trust Company, N.A.	Current Report on Form 8-K (File No. 001-33160), filed November 18, 2010, Exhibit 4.1

4.8	Form of 6 3/4% Senior Note due 2020	Current Report on Form 8-K (File No. 001-33160), filed November 18, 2010, included as Exhibit A to Exhibit 4.2
4.9
	Registration Rights Agreement, dated as of November 18, 2010, among Spirit AeroSystems, Inc., the guarantors identified therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of itself and as representative of the several initial purchasers of the notes named therein	Current Report on Form 8-K (File No. 001-33160), filed November 18, 2010, Exhibit 4.3
4.10	Supplemental Indenture, dated as of August 11, 2010	Quarterly Report on Form 10-Q (File No. 001-33160), filed November 5, 2010, Exhibit 4.1
4.11
	Supplemental Indenture dated as of March 17, 2014, amending the Indenture dated as of September 20, 2009, by and among Spirit, the guarantors identified therein and The Bank of New York Mellon Trust Company, N.A.	Current Report on Form 8-K (File No. 001-33160), filed March 21, 2014, Exhibit 4.1
4.12	Indenture dated as of March 18, 2014, governing the 5 1/4% Senior Notes due 2022, by and among Spirit, the guarantors identified therein and The Bank of New York Mellon Trust Company, N.A.	Current Report on Form 8-K (File No. 001-33160), filed March 21, 2014, Exhibit 4.2
4.13	Form of 5 1/4% Senior Note due 2022	Current Report on Form 8-K (File No. 001-33160), filed March 21, 2014, included as Exhibit A to Exhibit 4.2
4.14
	Registration Rights Agreement, dated as of March 18, 2014, among Spirit, the guarantors identified therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of itself and as representative of the several initial purchasers of the New Notes named therein.	Current Report on Form 8-K (File No. 001-33160), filed March 21, 2014, Exhibit 4.4
5.1	Opinion of Kaye Scholer LLP	**
12.1	Ratio of Earnings to Fixed Charges	Annual Report on Form 10-K (File No. 001-33160), filed February 19, 2014, Exhibit 12.1

Article I. Exhibit Number	Section 1.01 Exhibit	Incorporated by Reference to the Following Documents
23.1	Consent of Kaye Scholer LLP	(included in such firm's opinion filed as Exhibit 5.1)**
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	**
24.1	Power of Attorney	(included on the signature page of this Registration Statement)

*
To be filed by amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Exchange Act.

**
Filed herewith